Exhibit 99.2

George M. Davis Appointed President and CEO of Avatech Solutions

Donald R. “Scotty” Walsh Retires after Five Years of Outstanding Service

BALTIMORE, MARYLAND – May 14, 2007 – Avatech Solutions, Inc. (OTCBB: AVSO.OB), the nationwide technology experts for design, engineering, and facilities management, today announced that George M. Davis has been named President and Chief Executive Officer. George Davis, age 51, who most recently served as Executive Vice Chairman, succeeds Scotty Walsh, age 70, who, as previously disclosed, is retiring. Both George Davis and Scotty Walsh will continue to serve on Avatech’s Board of Directors.

Thom Waye, Chairman of Avatech, commented, “George has the right experience, leadership capabilities and skill set to accelerate Avatech’s evolution into a diversified services and solutions provider. Since joining Avatech as a director in July 2006, he has proved to be an essential resource and has developed a keen understanding of the many market opportunities that await Avatech. In addition to bringing a deep understanding of the software services business, he has the strategic acumen to drive value-added services revenue while profitably growing our core business.”

Thom Waye continued, “The Board and employees of Avatech are extremely grateful to Scotty Walsh for his countless contributions over the past five years. Under Scotty’s direction, we grew from a disparate group of companies into the largest value-added reseller of Autodesk in the U.S. Scotty’s expertise has been instrumental in bringing Avatech to its current stage of development, and all of us wish him the best in his retirement.”

George Davis served as President and Vice Chairman of Aether Systems, a wireless data software and services company until 2003, helping to build the venture into a $100 million company. He led its public offering in 1999 and several secondary offerings in 2000. From 1980 to 1996, he worked for Westinghouse Electric Corporation, now a division of Northrop Grumman, with increasing levels of responsibility in program management, including P&L accountability for major defense contracts involving the design, manufacture and support of integrated military avionics.

George Davis serves on the boards of Demesys, LLC, an electronic medical records software and services company and Defywire, a wireless software and services company. He is a trustee of Bethany College in West Virginia, where he received a BS in Economics in 1978.

About Avatech Solutions

Avatech Solutions, Inc. (OTCBB:AVSO.OB) is the recognized leader in design and engineering technology with unparalleled expertise in design automation, data management, and process optimization for the manufacturing, engineering, building design, and facilities management markets. Headquartered in Owings Mills, Maryland, the Company specializes in consulting, software systems integration and implementation, standards development and deployment, education, and technical support. Avatech is one of the largest integrators of Autodesk software worldwide and a leading provider of PLM solutions. The Company’s clients include industry leaders from Fortune 500 and Engineering News Record’s Top 100 companies. Visit http://www.avatech.com for more information.

This press release contains forward-looking statements about the expectations, beliefs, plans, intentions, and strategies of Avatech Solutions, Inc. There are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. A description of risks and uncertainties attendant to Avatech and its industry, and other factors that could affect the Company’s financial results, are included in its Securities and Exchange Commission filings, including, but not limited to, the annual report on Form 10-K for the fiscal year ending June 30, 2006 and other Securities and Exchange Commission filings. Investors and shareholders may obtain a free copy of the documents filed by Avatech Solutions, Inc. with the Commission at the Commission’s web site at www.sec.gov.